Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

EMD GROUP HOLDING II, INC.,

EMD PERFORMANCE MATERIALS SEMICONDUCTOR SERVICES CORP.

and

INTERMOLECULAR, INC.

Dated as of May 6, 2019

i

ii

ARTICLE IX DEFINITIONS & INTERPRETATIONS	44

9.1 Certain Definitions	44
9.2 Additional Definitions	52
9.3 Certain Interpretations	53

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 6, 2019 by and among EMD Group Holding II, Inc., a Delaware corporation (“Parent”), EMD Performance Materials Semiconductor Services Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Intermolecular, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 9.1.

W I T N E S E T H:

WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (collectively, the “Company Shares,” and each such share, a “Company Share”) (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive $1.20 in cash (the “Merger Consideration”), and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, and (iii) resolved, upon the terms and subject to the conditions set forth in this Agreement, to recommend that the Company Stockholders vote their Company Shares in favor of adopting this Agreement;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved and declared advisable this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are executing support agreements in favor of Parent (each a “Support Agreement” and, collectively, the “Support Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

1.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”) and shall take such further actions as may be required to make the Merger effective.

1.3    The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, as soon as practicable following the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), and in any event within five (5) Business Days thereafter, or at such other location (including remotely via the electronic exchange of documents), date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

1.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5    Certificate of Incorporation and Bylaws. Subject to Section 5.5, at the Effective Time (a) the certificate of incorporation of the Company shall be amended and restated in its entirety to read in the form attached hereto as Exhibit A until thereafter amended as provided therein or by applicable Law and (b) the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that all references therein to Merger Sub shall automatically be amended and shall become references to the Surviving Corporation.

1.6    Directors and Officers.

(a)    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, and Parent, Merger Sub and the Company shall take all such further actions as may be necessary such that the directors of Merger Sub immediately prior to the Effective Time become, from and after the Effective Time, the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)    Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, and Parent, Merger Sub and the Company shall take such further actions as may be necessary such that the officers of Merger Sub immediately prior to the Effective Time become, from and after the Effective Time, the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.7    Effect on Capital Stock.

(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)    Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (including each Company Restricted Share (subject to Section 1.7(e))), but excluding (A) Canceled Company Shares and (B) any Dissenting Company Shares, shall be automatically converted into the right to receive cash in an amount equal to the Merger Consideration, without interest thereon. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration in accordance with Section 1.8(c).

(ii)    Excluded Company Shares. Each Company Share owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case outstanding immediately prior to the Effective Time (“Canceled Company Shares”), shall, in each case, be canceled at the Effective Time by virtue of the Merger without any consideration paid therefor.

(iii)    Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)    Statutory Rights of Appraisal.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 1.7(a), but instead will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by any Company Stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of such Company Shares in the manner provided in Section 1.8.

(ii)    The Company shall give Parent (A) prompt notice of any written demands for appraisal received by the Company and any withdrawals of such demands received by the Company in respect of Dissenting Company Shares and (B) to the extent permitted by applicable Law, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent or as required by applicable Law, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(c)    Company Options. Effective as of immediately prior to the Effective Time, (i) the vesting of each Company Option that remains outstanding and unvested as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be canceled and terminated as of the Effective Time, and (iii) the holder of each such Company

Option shall be paid by the Surviving Corporation promptly after the Effective Time, subject to Section 1.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, by (y) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Option (the “Option Consideration”). For the avoidance of doubt, no Option Consideration shall be payable with respect to any Company Option so canceled with a per share exercise price that equals or exceeds the amount of the Merger Consideration. Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s payroll to the holders of Company Options who are current or former employees of the Company or its Subsidiaries the Option Consideration, less any required withholding Taxes payable in respect thereof pursuant to Section 1.8(e), as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time). All other payments to holders of Company Options who are not current or former employees shall be made through Parent’s, the Surviving Corporation’s or the applicable Subsidiary of the Surviving Corporation’s accounts payable as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time).

(d)    Company RSU Awards. Effective as of immediately prior to the Effective Time, (i) the vesting of each Company RSU Award that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full (with any applicable performance criteria being deemed achieved at the maximum possible level of achievement for such performance criteria), (ii) each Company RSU Award that remains outstanding as of immediately prior to the Effective Time shall be canceled and terminated as of the Effective Time, and (iii) each holder of each such Company RSU Award shall be entitled to be paid by the Surviving Corporation promptly after the Effective Time, subject to Section 1.8(e), an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “RSU Consideration”). Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s payroll to the holders of Company RSU Awards who are current or former employees of the Company or its Subsidiaries the RSU Consideration, less any required withholding Taxes payable in respect thereof pursuant to Section 1.8(e), as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time). All other payments to holders of Company RSU Awards who are not current or former employees shall be made through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s accounts payable as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time).

(e)    Restricted Shares. Notwithstanding Section 1.7(a)(i), with respect to each Company Restricted Share held by a current or former Company employee that is outstanding immediately prior to the Effective Time and for which the holder thereof did not timely file an election to be taxed currently under Section 83(b) of the Code, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to the holders of such Company Restricted Shares, the Merger Consideration, less any required withholding Taxes payable in respect thereof pursuant to Section 1.8(e), as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time).

1.8    Exchange of Certificates.

(a)    Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as the payment agent for the Merger (the “Payment Agent”).

(b)    Exchange Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the Company Stockholders pursuant to the provisions of this Article I, an amount of cash equal to the aggregate consideration to which Company Stockholders are entitled under this Article I.

Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. No investment or losses thereon shall affect the consideration to which Company Stockholders are entitled under this Article I and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article I, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article I. The Exchange Fund shall not be used for any purpose other than as provided in this Agreement.

(c)    Payment Procedures. Promptly following the Effective Time, and in any event within five (5) Business Days thereafter, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares, and (ii) non-certificated Company Shares represented by book-entry (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.7, (A) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article I. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 1.7, by (y) the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 1.7, by (y) the Merger Consideration, and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than Certificates and Uncertificated Shares representing any Dissenting Company Shares) shall, from and after the Effective Time, evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article I.

(d)    Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, and established to the reasonable satisfaction of

Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Parent shall pay all other transfer Taxes in connection with the Merger.

(e)    Required Withholding. Each of the Payment Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options and Company RSU Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws; provided, however, that except for payments to current or former employees of the Company with respect to Company Options and Company RSU Awards or any U.S. federal backup withholding attributable to a failure of a Company Stockholder to provide IRS Form W-8 or W-9, before making any such deduction or withholding, Parent shall provide to the Company notice of any applicable payor’s intention to make such deduction or withholding, such notice shall include the authority, basis and method of calculation for the proposed deduction or withholding and such notice shall be given at least a commercially reasonable period of time before such deduction or withholding is required in order for the Company to obtain any available reduction of or relief from such deduction or withholding from the applicable Governmental Body or execute and deliver to or file with such Governmental Body or Parent such affidavits, certificates and other documents to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 1.8 shall thereafter look solely to Parent or the Surviving Corporation for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares, as a general creditor thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article I.

1.9    No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall (other than Certificates or Uncertificated Shares representing Dissenting Company Shares, which shall be subject to Section 1.7(b)(i)) cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 1.8. The Merger Consideration paid in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Payment Agent, the Merger Consideration payable in respect thereof pursuant to Section 1.7; provided, however, that the Payment Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11    Adjustments to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to the Effective Time; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.12    Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Disclosure Schedule”), or (ii) as specifically disclosed in any Company SEC Reports filed with or furnished to the SEC since January 1, 2016, and publicly available at least two (2) Business Days prior to the date of this Agreement (including any financial statements or schedules included or incorporated by reference therein, but excluding any disclosure under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” (or other similar headings) to the extent predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

2.1    Organization and Qualification.

(a)    The Company and each of its Subsidiaries is duly organized and existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Material Impact. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Impact.

(b)    The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor its Subsidiaries are in violation of any of the provisions of their certificate of incorporation or bylaws (or similar governing documents).

(c)    Section 2.1(c) of the Disclosure Schedule identifies each Subsidiary of the Company and its jurisdiction of incorporation. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any equity interest, profit participation or any other interest that is convertible in accordance with its terms into an equity interest in any Person other than the Company’s Subsidiaries.

2.2    Corporate Power; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (subject only to the Required Vote), and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

(b)    At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein and (iii) resolved, upon the terms and subject to the conditions set forth in this Agreement, to recommend that the Company Stockholders vote their Company Shares in favor of adopting this Agreement and thereby approving the Merger. The resolutions approving the foregoing, except to the extent permitted by Section 5.1, have not been rescinded, modified or withdrawn in any way.

2.3    Consents and Approvals; No Violation. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any Governmental Authorization of, or filing with or notification to, any Governmental Body except (i) as may be required under the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, (iii) as may be required under the applicable requirements of NASDAQ and (iv) the submission of a voluntary joint filing of notice of the transaction to CFIUS and any requested supplemental information (the “Joint Notice”) pursuant to Section 721 of the Defense Production Act of 1950, 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170, as amended (“Exon-Florio”) and the CFIUS Approval, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent (other than the Required Vote), waiver or approval or result in a default (or give rise to any right of suspension, limitation, termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or one created by Parent or Merger Sub), or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clauses (c) through (e), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to have a Material Impact.

2.4    Capitalization.

(a)    The authorized capital stock of the Company consists of 200,000,000 Company Shares and 5,000,000 shares of Company Preferred Stock. At the close of business on April 30, 2019 (the “Capitalization Date”), (i) 49,758,224 Company Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) no Company Shares were held by the Company in its treasury; and (iv) under the Company Stock Plans, there were outstanding Company Options to purchase 6,121,766 Company Shares and outstanding Company RSU Awards with respect to 1,845,000 Company Shares (in each case, assuming maximum level achievement with respect to any performance criteria). Except as set forth in the preceding sentence, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of or equity interests in the Company, or securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company or warrants to purchase capital stock or voting securities or ownership interests in the Company (collectively, “Company Securities”), were issued, reserved for issuance or outstanding. Except as set forth on Section 2.4(a) of the Disclosure Schedule, from the Capitalization Date until and including the date hereof, the Company has not issued any shares of its capital stock (other than in connection with the exercise of Company Options or vesting of Company RSU Awards outstanding as of the Capitalization Date), has not granted any options, restricted stock, stock appreciation rights, warrants or rights, or entered into any other agreements or commitments to issue any shares of its capital stock, or granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Company Shares have been duly authorized and issued and are fully paid and nonassessable and are free of preemptive rights, purchase options, call options, rights of first refusal, subscription rights or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any Contract to which the Company is, or, to the Knowledge of the Company, a stockholder of the Company is, a party or otherwise bound. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b)    Section 2.4(b) of the Disclosure Schedule contains a true, correct and complete list, as of the Capitalization Date, of the name of each holder of Company Options, Company Restricted Shares and Company RSU Awards, the number of Company Shares underlying the outstanding Company Options and Company RSU Awards (in each case, assuming maximum level achievement with respect to any performance criteria) held by such holder, the grant date of each such Company Option, award of Company Restricted Shares and Company RSU Award, the corresponding exercise price of each Company Option and the expiration date of each Company Option. A maximum of 354,747 Company Shares will be issued and converted into the right to receive the Merger Consideration in settlement of all outstanding Company Options as set forth on Annex 2.4(b) of the Disclosure Schedule. All of the Company Options, Company Restricted Shares and Company RSUs are evidenced by written or electronic award agreements, in each case substantially in the forms that have been made available to Parent.

(c)    There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(d)    The Company or another of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), and there are no irrevocable proxies with respect to any such shares. Other than the outstanding shares of capital stock of each Subsidiary of the Company owned directly or indirectly by the Company, there are no outstanding (i) shares of capital stock or other voting securities of or equity interests in, or any securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or equity interests in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock or other voting securities of or equity interests in, or any securities convertible into or exchangeable for shares of capital stock or other voting securities of or equity interests in, any Subsidiary of the Company or (iii) obligations of any Subsidiary of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock or other voting securities of or equity interests in, any Subsidiary of the Company.

2.5    Reports; Financial Statements.

(a)    Since January 1, 2016, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it with the SEC (all such reports, schedules, forms, statements and other documents, as amended and supplemented, together with all exhibits and schedules thereto and any documents filed or furnished, as applicable, by the Company with the SEC during such period on a voluntary basis, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. The Company has made available to Parent true, correct and complete unredacted copies of all documents filed as exhibits to the Company SEC Reports subject to a request to the staff of the SEC for confidential treatment. The Company has not submitted any request for confidential treatment of documents filed as exhibits to the Company SEC Reports that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. As of their respective SEC filing dates, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries are required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)    The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (collectively, the “Company Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments).

(c)    The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), that are reasonably designed to ensure that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable

Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)    The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Except as set forth on Section 2.5(d) of the Disclosure Schedule, since January 1, 2016, none of the Company, the Company Board, the audit committee of the Company Board or, to the Knowledge of the Company, the Company’s outside auditors, have identified (x) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(e)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company and its Subsidiaries filed with any Company SEC Report.

2.6    Undisclosed Liabilities. Except for those liabilities and obligations (a) reserved against or provided for in the Company Financial Statements, (b) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and its Subsidiaries included in the Company Financial Statements (the “Company Balance Sheet Date”), (c) incurred under this Agreement or in connection with the transactions contemplated by this Agreement, including the Merger, (d) under Contracts binding upon the Company or any of its Subsidiaries, or (e) which individually or in the aggregate have not had and would not be expected to result in a Material Impact, as of the date of this Agreement, neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether or not required by GAAP to be reflected on the face of a consolidated balance sheet of the Company.

2.7    Absence of Certain Changes. Since the Company Balance Sheet Date, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not occurred any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business, consistent with past practices, except for the negotiation, execution, delivery and performance of this Agreement and have not taken any action that, if taken or effected after the date of this Agreement, would require Parent’s consent under Section 4.2(a) through (t).

2.8    Litigation.

(a)    As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, would reasonably be expected to have a Material Impact.

(b)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Material Impact.

2.9    Compliance with Law; Governmental Authorizations. Except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2016, in conflict with, in default with respect to or in violation of, any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (b) the Company and each of its Subsidiaries have all Governmental Authorizations required to conduct their businesses as currently conducted and such Governmental Authorizations are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body threatening to revoke any such Governmental Authorization; and (d) the Company and each of its Subsidiaries are in compliance with the terms of such Governmental Authorizations.

2.10    Tax Matters.

(a)    The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and all such Tax Returns are complete and accurate in all material respects, and have been prepared in substantial compliance with all applicable Laws and the Company and each of its Subsidiaries have paid all material Taxes due and owing whether or not shown on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP.

(b)    There are no pending or, to the Knowledge of the Company, threatened audits, examinations, assessments or other proceedings in respect of material Taxes of the Company or any Subsidiary of the Company, and the Company and its Subsidiaries have not received written notice of any such audits, examinations, assessments or other proceedings.

(c)    Subject to exceptions as would not be material, no written claim has been made in the past seven (7) years by any Taxing authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by that jurisdiction.

(d)    There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and fully reserved against in the Company Financial Statements to the extent required by GAAP) upon any of the assets of the Company or any Subsidiary of the Company.

(e)    The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)    Neither the Company nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Taxing authority.

(g)    Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax allocation or sharing agreement (other than agreements entered into in the ordinary course of business, the primary purpose of which is unrelated to Tax and any agreement between or among any of the Company and its Subsidiaries). Neither the Company nor any Subsidiary of the Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any other Person (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is unrelated to Tax).

(h)    Neither the Company nor any Subsidiary of the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing.

(i)    “Ownership changes” within the meaning of Section 382 of the Code occurred with respect to the Company on November 19, 2004, August 30, 2006 and December 31, 2014. To the Knowledge of the Company, no “ownership change” within the meaning of Section 382 of the Code has occurred with respect to the Company from January 1, 2015 to the date hereof.

(j)    The Company and its Subsidiaries’ federal net operating losses (“NOLs”) as of December 31, 2018 are estimated to be approximately $69,600,000. The Company and its Subsidiaries’ California NOLs as of December 31, 2018 are estimated to be approximately $64,600,000.

(k)    Within the past two (2) years the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l)    Neither the Company nor any Subsidiary of the Company has participated in any listed transaction, as defined in Section 1.6011-4(b) (1) of the Regulations or any comparable provision of state or local Tax Law, or a transaction substantially similar to a listed transaction.

2.11    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact: (a) each of the Company and its Subsidiaries is, and has been at all times since January 1, 2016, in compliance with all applicable Environmental Laws and possess all Governmental Authorizations required under Environmental Laws (“Environmental Authorizations”) for it to conduct its business, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body threatening to revoke any such Environmental Authorization; (b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries; (c) neither the Company nor its Subsidiaries has received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability relating to or arising under Environmental Laws; and (d) there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries.

2.12    Property.

(a)    Neither the Company nor any of its Subsidiaries owns or ever has owned any real property.

(b)    Section 2.12(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has made available to Parent true, correct and complete copies of all Real Property Leases (including all material modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding on the Company and, to the Knowledge of the Company, the other party thereto, and in full force and effect, subject to the Enforceability Exceptions. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. There is no event that has occurred that (with the giving of notice, the passage of time or otherwise) constitutes a default under any Real Property Leases by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, the other party thereto.

(c)    The Company has good and valid title to all of its tangible personal property sufficient for the conduct of its business as presently conducted. All such assets are free and clear of all Liens, except for Permitted Liens.

2.13    Intellectual Property.

(a)    Section 2.13(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers and all material unregistered trademarks included in the Company Intellectual Property Rights. Except as otherwise indicated in Section 2.13(a) of the Disclosure Schedule, the Company or a Subsidiary of the Company Controls all such Company Registered Intellectual Property Rights, free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, nothing is due to be completed or submitted on or before December 31, 2019, the omission of which would materially jeopardize the maintenance, enforcement or prosecution of any of the Company Registered Intellectual Property. The Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, with the exception of any pending applications for registration, valid and enforceable.

(b)    Since January 1, 2013 through the date of this Agreement, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any Legal Proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, to the Company’s Knowledge, the operation of the business of the Company or any of its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party. Since January 1, 2013 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received any written notice from any third party alleging that the operation of the business of the Company or any of its Subsidiaries as it is currently conducted infringe or misappropriate the Intellectual Property Rights of any third party.

(d)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material trade secrets that are owned by the Company, and to the Company’s Knowledge, such material trade secrets have not been used, disclosed to or discovered by any Person except pursuant to non-disclosure, license or similar agreements.

(e)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material trade secrets of third parties that have been entrusted to Company or its Subsidiaries in connection with any Master Services Agreements (MSAs), Statements of Work (SOWs), Collaborative Development Programs (CDPs), or other similar arrangements, and to the Company’s Knowledge, such material trade secrets have not been used, disclosed to or discovered by any Person except pursuant to non-disclosure, license or similar agreements consistent with any applicable Master Services Agreement (MSA), Statement of Work (SOW), Collaborative Development Program (CDP), or other similar arrangement.

(f)    Each current and former employee of the Company or a Subsidiary of the Company, as a matter of course, and any consultants or independent contractors commissioned by the Company or a Subsidiary of the Company, who has alone or with others contributed in any manner to, or was involved in, the creation or development of any material Company Intellectual Property Rights, has entered into a written agreement with the Company that obliges such employee, consultant or independent contractor to disclose to the Company, and assign to the Company, such Company Intellectual Property Rights. Such employees, consultants and independent contractors have fully waived all rights to royalties or other compensation or other non-assignable rights with respect to any Company Intellectual Property Rights, and the Company is in compliance in all material respects with all applicable Laws related to inventor compensation.

(g)    Neither the Company nor any of its Subsidiaries is obligated to grant licenses to any material Company Registered Intellectual Property Rights to any standards-setting bodies.

(h)    To the Knowledge of the Company, no material Company Registered Intellectual Property Rights were developed using any facilities or resources of universities or under any Contract with any Governmental Body.

(i)    To the Knowledge of the Company, the IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the conduct of its business, (ii) since January 1, 2016, have not malfunctioned or failed in a manner that has had a material impact on the Company or any of the Subsidiaries of the Company and (iii) are free from bugs. The Company has implemented commercially reasonable backup and disaster recovery technology processes consistent in all material respects with customary industry practices. To the Knowledge of the Company, since January 1, 2016, no Person has gained unauthorized access to the IT Assets.

(j)    Since January 1, 2016, the conduct of the business of the Company and each of the Subsidiaries of the Company is and has been in compliance in all material respects with any and all applicable Laws, and to the Knowledge of the Company, contractual requirements, terms of use and privacy policies binding the applicable Company or each of the Subsidiaries of the Company with respect to data protection or information privacy, security, collection, use and disclosure. Personal Data collected, stored and processed by the Company or any of the Subsidiaries of the Company can be used by Parent and its subsidiaries after the Closing in the same manner currently used by the Company and the Subsidiaries of the Company to the extent Parent and its subsidiaries do not alter the systems of the Company or any of the Subsidiaries of the Company. The Company and each of the Subsidiaries of the Company have used reasonable efforts to protect the secrecy of Personal Data and non-public information that the Company or any of the Subsidiaries of the Company (or any Person on behalf of the Company or the Subsidiaries of the Company) collect, store, use or maintain for the conduct of their business and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Data or non-public information by any other Person. To the Knowledge of the Company, none of the Company or any of the Company Subsidiaries transmits any Personal Data or non-public information to their employees, contractors, customers, distributors, payment processors/providers or others having material business dealings with the Company or any of the Subsidiaries of the Company across country borders. None of the Company or any of the Subsidiaries of the Company has been legally required to provide any notices to data owners in connection with a disclosure of Personal Data or non-public information. Since May 25, 2018, the conduct of the business of the Company has been in compliance with the General Data Protection Regulation (GDPR) (EU) 2016/679.

2.14    Material Contracts.

(a)    Section 2.14(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, and the Company has made available to Parent (or Parent’s outside counsel) copies of, each Contract (other than Plans), to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)    contains covenants that (A) explicitly limit the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or in any geographic area or to solicit any client or customer, (B) require the Company to conduct any business on a “most favored nations” or similar preferential basis with any third party, (C) provide for exclusivity in favor of any third party or (D) contain any provision that would, following the Closing, restrict or prevent Parent or any of its subsidiaries (other than the Surviving Corporation) from employing or engaging (as an independent contractor or otherwise) any Person;

(iii)    provides for or governs the formation, creation, operation, management or control of any partnership or joint venture;

(iv)    involves (A) the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by a third party (other than shrink-wrap, click-wrap and off-the-shelf or commercially available software, non-disclosure agreements and other agreements for standard commercial service offerings), or (B) the joint development of products or technology with a third party;

(v)    grants a third party a license under or assigns a third party any Company Intellectual Property Rights material to the business as currently conducted by the Company and its Subsidiaries (except for licenses granted in connection with the Company’s or any of its Subsidiaries’ provision of its standard services to customers);

(vi)    constitutes a manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $100,000 in any prospective twelve (12) month period, except for any Contract that may be canceled without penalty or termination payments by the Company or any of its Subsidiaries upon notice of ninety (90) days or less;

(vii)    other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money having an outstanding principal amount in excess of $250,000;

(viii)    is between the Company or any of its Subsidiaries, on the one hand, and any Governmental Body, on the other hand;

(ix)    relating to the settlement or other resolution of any Legal Proceeding pursuant to which the Company or any of its Subsidiaries has any continuing Liability or obligation or restriction other than any obligation of non-disclosure;

(x)    any agreement relating to an acquisition, divestiture, merger or similar transaction that has continuing indemnification or other contingent payment obligations; or

(xi)    any agreement for the employment of any individual providing annual compensation in excess of $120,000 or providing severance benefits.

Each Contract of the type described in clauses (i) through (xi) above is referred to herein as a “Material Contract”.

(b)    As of the date of this Agreement, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its

Subsidiaries have, and, to the Knowledge of the Company, each other party thereto has, performed and complied with all obligations required to be performed or complied with by them under each Material Contract to date, (iii) there is no event that has occurred that (with the giving of notice, the passage of time or otherwise) constitutes a default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, and (iv) since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice from any third party to any Material Contract that such party intends to terminate, or not renew, such Material Contract.

2.15    Employee Benefit Matters/Employees.

(a)    Section 2.15(a) of the Disclosure Schedule sets forth a complete list of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, programs, policies or agreements, and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, whether oral or written, maintained or contributed to by the Company or any of its Subsidiaries, or required to be maintained or contributed to by the Company of its Subsidiaries or otherwise providing for payments or benefits for or to any employees, directors, officers or consultants of the Company or any of its Subsidiaries or their dependents (collectively, the “Plans”). With respect to the Plans listed on Section 2.15(a) of the Disclosure Schedule, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) all Plans, including amendments thereto; (B) the most recent annual report on Form 5500 filed with respect to each Plan (if required by applicable Law) and the most recent actuarial report in respect of any Plan that is a single employer pension plan subject to Title IV of ERISA; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination or opinion letter, if any, received with respect to any applicable Plan; and (E) each trust agreement relating to any Plan (as applicable). All grants of Company Stock Options, Company RSUs and Company PSUs were, in all material respects, validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance in all material respects, with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and no such grants of Company Stock Options involved any “back dating” or similar practices.

(b)    Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to adversely affect the qualification of any such Plan in any way that would reasonably be likely to have a Material Impact. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, each Plan and any related trust complies, and has been maintained and administered in compliance, with ERISA, the Code and other applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c)    No Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has in the past six (6) years sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

(d)    No Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or any similar state law (“COBRA”) or

ERISA, coverage through the end of the calendar month in which a termination of employment occurs or an applicable employment agreement or severance agreement, plan or policy requiring the Company or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee for up to twenty-four (24) months following the employee’s termination).

(e)    No Plan or other agreement or Contract between the Company and an employee or other individual would reasonably be expected to result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f)    Except as provided by the terms of this Agreement, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, (i) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law, and (ii) there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three (3) years.

(h)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity, classification of employees and independent contractors, the payment withholding of Taxes, hours of work and the payment of wages or overtime wages and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local Laws.

(j)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder. No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(k)    No executive officer of the Company or any of its Subsidiaries has notified the Company or such Subsidiary in writing that such executive officer intends to leave the Company or any such Subsidiary or otherwise terminate such executive officer’s employment with the Company or such Subsidiary in connection with the consummation of the Merger or within 60 days following the Closing Date.

2.16    Insurance. Section 2.16 of the Disclosure Schedule sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. No written notice of cancellation or termination has been received by the Company or the Subsidiaries of the Company with respect to any of their respective insurance policies, other than in connection with ordinary renewals.

2.17    Certain Payments. Since the date that is five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries (nor, to the Company’s Knowledge, any of their respective directors, executives or employees or any of their representatives or agents acting on their behalf) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any rules and regulations promulgated thereunder, the USA PATRIOT Act or any foreign or domestic anti-corruption, anti-bribery, anti-money laundering, anti-terrorism financing, export, import, re-export, anti-boycott, embargo or similar Law (including, to the extent applicable, the United Kingdom Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the United Nations Convention Against Corruption) in any jurisdiction in which the Company or any Subsidiary of the Company has operated or currently operates (“Anti-Corruption Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

2.18    Related Party Transactions. No current or former director, officer, 5% shareholder or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.19    Brokers. No broker, finder, investment banker or financial advisor (other than Cowen and Company, LLC (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company.

2.20    Opinion of the Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration consisting of $1.20 per Company Share to be received by the Company Stockholders (other than Parent and its direct or indirect wholly owned subsidiaries and holders of Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

2.21    Required Vote. The affirmative vote of the holders of Company Shares representing a majority of the voting power of the outstanding Company Shares entitled to vote thereon (the “Required Vote”), at the Company Stockholder Meeting or any adjournment or postponement thereof with respect to the Merger is the only vote required, if any, of the holders of any class of capital stock of the Company to approve this Agreement and the Merger.

2.22    State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to the Merger and the other transactions contemplated hereby, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

2.23    The Proxy Statement. The Proxy Statement, at the time it is filed with the SEC, at the time it is first mailed to the holders of shares of common stock of the Company and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference therein.

2.24    Export Controls; Trade Compliance; Customs Laws.

(a) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, at all times since January 1, 2014, the Company and its Subsidiaries have complied with applicable provisions of United States export control Laws, including (x) the Export Administration Act and implementing Export Administration Regulations; (y) economic sanctions regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control; and (z) the Arms Export Control Act and implementing International Traffic in Arms Regulations (the “Export Control Laws”). Without limiting the foregoing, at all times since January 1, 2014, (i) the Company and its Subsidiaries have obtained all export licenses, deemed export licenses, registrations, and other approvals required under the Export Control Laws; (ii) the Company and its Subsidiaries are in compliance in with the terms of the applicable export licenses granted under the Export Control Laws, if any; and (iii) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or its Subsidiaries with respect to compliance with the Export Control Laws.

(b)    Neither the Company, nor any of their respective employees, officers or directors, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company, is currently, or has been since January 1, 2014: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, otherwise violate applicable Sanctions Laws or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).

(c)    Neither the Company nor its Subsidiaries have been (and none have been required by applicable Law to be) registered with or hold any license from the U.S. Department of State (Office of Defense Trade Controls) or the U.S. Department of Commerce relating to the import, export or re-export of products, technology, software, services or other information from the United States, and the Company is not required to transfer, obtain or hold any such license to authorize the continuation of its current importing, exporting or other business activities.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, the Company is in compliance with all applicable U.S. and non-U.S. customs Laws and regulations (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of supplies or services by the Company or its Subsidiaries.

(e)    Since January 1, 2014, (i) neither the Company nor its Subsidiaries has not received from any Governmental Body any written notice or inquiry; (ii) made any voluntary or involuntary disclosure to a Governmental Body; or (iii) conducted any internal investigation or audit, in each case of clauses (i)-(iii), concerning any alleged violation of Trade Control Laws, Customs Laws or Export Control Laws.

2.25    No Other Representations and Warranties. Except for the representations and warranties contained in this Article II (as qualified by the Disclosure Schedule) and those made by the applicable stockholder in its Support Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy or completeness thereof, and the Company hereby disclaims any other representations or warranties, whether made by the Company or any other Person. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, estimates, projections, forecasts or other material provided or otherwise made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article II (as qualified by the Disclosure Schedule).

2.26    Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement (a) none of Parent, Merger Sub or any of their respective Subsidiaries or any other Person acting on their behalf makes, or has made, any representations or warranties relating to Parent or Merger Sub or its or their respective businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in Article III of this Agreement and (b) no Person has been authorized by Parent, Merger Sub or any of their respective Subsidiaries to make any representation or warranty relating to Parent or Merger Sub or its or their respective businesses or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof as follows:

3.1    Organization and Qualification. Each of Parent and Merger Sub is duly organized and existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to materially delay or hinder the consummation of the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

3.2    Authority for this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by

Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, and (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote or other consent of the holders of any of Parent’s outstanding capital stock is necessary to approve this Agreement or any of the transactions contemplated hereby.

3.3    Consents and Approvals; No Violation. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Governmental Authorization of, or filing with or notification to, any Governmental Body, except (i) as may be required under the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, (iii) as may be required under the applicable requirements of NASDAQ and (iv) the submission of a Joint Notice to CFIUS pursuant to Exon-Florio and the CFIUS Approval, (c) violate, conflict with or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any material Contract or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound, except, in the case of clauses (b) through (d), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to materially delay the consummation of the transactions contemplated hereby.

3.4    Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to materially delay or hinder the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to materially delay or hinder the consummation of the transactions contemplated hereby.

3.5    Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” of Parent or any of its Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such terms are defined in

Section 203 of the DGCL. None of Parent, Merger Sub or any of their Affiliates directly or indirectly owns any Company Shares, other than shares beneficially owned through benefit or pension plans.

3.6    Sufficient Funds. Parent currently has, and as of the Effective Time will have, available to it, and Merger Sub will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and the consideration in respect of the Company Options and Company RSU Awards and to pay all reasonable related fees and expenses. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

3.7    No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

3.8    Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or similar fee payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

3.9    The Proxy Statement. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to holders of shares of common stock of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

3.10    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and made by Parent in the Support Agreements, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, including the accuracy or completeness thereof, and each of Parent and Merger Sub hereby disclaims any other representations or warranties, whether made by Parent, Merger Sub or any other Person.

3.11    Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article II of this Agreement (as qualified by the Disclosure Schedule) (a) none of the Company or any of its Subsidiaries or any other Person acting on their behalf makes, or has made, any representations or warranties relating to the Company or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article II of this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party, and (c) any information, documents, estimates, projections, forecasts or other material provided or otherwise made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article II of this Agreement.

ARTICLE IV

COVENANTS OF THE COMPANY

4.1    Access. At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time (the “Interim Period”), the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information only to the extent of such restriction or prohibition, (b) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a material default under, or give a third party the right terminate or accelerate any obligations under, any then effective Contract to which the Company or any of its Subsidiaries is a party, or (c) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, provided, that the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to this Section 4.1 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to this Section 4.1. Nothing in this Section 4.1 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information. No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

4.2    Operation of the Business of the Company. Except as described in Section 4.2 of the Disclosure Schedule, as required by applicable Law or as contemplated or required by this Agreement, or with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), during the Interim Period, the Company will use reasonable best efforts to conduct, and to cause each of its Subsidiaries to conduct, its operations in all material respects according to its ordinary course of business and to preserve intact its business organization and present relationships with those Persons having significant business relationships with the Company or any such Subsidiaries; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by Section 4.2(a) through Section 4.2(t) below shall be deemed a breach of the foregoing unless such action would constitute a breach of such specific clause. Without limiting the generality of the foregoing, except as set forth in Section 4.2 of the Disclosure Schedule, as required by applicable Law or as contemplated, required or permitted by this Agreement, during the Interim Period, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a)    adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

(b)    issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or securities of any Subsidiary of the Company, other than Company Shares issuable upon the vesting, settlement or exercise of Company Options or Company RSU Awards in accordance with their terms;

(c)    acquire or redeem, directly or indirectly, or amend any Company Securities, other than (i) as provided by any Company Stock Plan, (ii) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options in order to pay the exercise price of such Company Options, (iii) the withholding of Company Shares to satisfy Tax withholding obligations with respect to Company Options or Company RSU Awards, (iv) the acquisition by the Company of Company Options or Company RSU Awards in connection with the forfeiture of such awards or (v) the acquisition by the Company of Company Restricted Shares pursuant to the terms thereof or in satisfaction of any Tax withholding obligations in respect thereof;

(d)    split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company);

(e)    (i) acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities (other than any acquisition of assets in the ordinary course of business), (ii) sell, lease or otherwise dispose of any material assets of the Company or any of its Subsidiaries, except (A) pursuant to Contracts or commitments existing as of the date of this Agreement, or (B) de minimis dispositions or abandonments, in each case in the ordinary course of business, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f)    make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company), except for advances to employees for travel and other business expenses in the ordinary course of business consistent with past practice;

(g)    (i) terminate any Material Contract, (ii) amend any Material Contract in any material respect, (iii) grant any release or relinquishment of any material rights under any Material Contract, (iv) enter into any Contract that would be a Material Contract if entered into prior to the date of this Agreement or (v) enter into any Contract with any 5% shareholder or Affiliate of the Company or any of its Subsidiaries, in each case, except in the ordinary course of business and except for renewals, expirations or terminations in accordance with the terms of any Material Contract;

(h)    incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money, except for borrowings in an amount not to exceed $500,000 in the aggregate;

(i)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(j)    change, in any material respect, any financial accounting methods, principles or practices used by it, except in order to comply with GAAP or applicable Law;

(k)    make or change any material Tax election, or amend any material Tax Return, in each ease, other than as required by applicable Law or in the ordinary course of business;

(l)    except pursuant to a Plan in effect on the date hereof or as required by applicable Law: (i) grant any severance or termination pay which will become due and payable on or after the Effective Time, (ii) adopt, enter into, materially amend or terminate any Plan (other than to reflect changes in Plan administration or in the ordinary course of business) or (iii) grant any increases in the compensation or benefits payable to its executive officers or directors;

(m)    negotiate or enter into any collective bargaining or similar labor agreement;

(n)    make or authorize any capital expenditure in excess of $250,000 or incur any obligations, Liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement;

(o)    settle any Legal Proceeding other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $500,000 individually or $1,000,000 in the aggregate;

(p)    establish any Person that would constitute a Subsidiary of the Company;

(q)    terminate the employment of executive officers or other employee with an annual base salary in excess of $120,000;

(r)    hire any executive officer or other employee with an annual base salary in excess of $120,000 other than to replace an employee whose employment has been terminated after the date of this Agreement;

(s)    enter into or amend any employment agreement with any employee who has an annual stated base salary in excess of $120,000; or

(t)    offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

4.3    No Solicitation.

(a)    Except as permitted by this Section 4.3, during the Interim Period, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, or any investment banker, attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, and shall instruct such Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing non-public information regarding the Company or its Subsidiaries), any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) solicit, initiate, knowingly encourage or participate or engage in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub and their Representatives) any non-public information with respect to or in connection with, or take any other action to facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or (iii) enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement (whether or not binding) with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.3(c)). The Company and its Subsidiaries shall, and shall instruct their respective Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry or proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal. The Company will immediately request that each Person that has executed a confidentiality agreement (other than the Confidentiality Agreement) in the twelve (12) month period preceding the date of this Agreement relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement and terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. The Company shall not, and shall cause each of its Affiliates not to, and shall instruct its and their respective Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant any permission under any “standstill” provision or similar provision with respect to any capital stock of the Company in any agreement to which the Company or any of its Affiliates is a party.

(b)    During the Interim Period, as promptly as practicable (and in no event later than 24 hours) following receipt of an Acquisition Proposal by the Company, the Company shall (i) provide Parent with written notice of such Acquisition Proposal including the identity of the Person or group making such Acquisition Proposal and (ii) provide to Parent an unredacted copy of any such Acquisition Proposal made in writing (including any financing commitments or other agreements related thereto) (or if such Acquisition Proposal is not in writing, a written description of the terms and conditions thereof) and unredacted copies of all other draft agreements and material written documents and correspondence exchanged between the Company or any of its Affiliates or its or their Representatives, on the one hand, and the Person or group or its Representatives making such Acquisition Proposal, on the other hand, in connection with such Acquisition Proposal. From and after such notification, the Company shall keep Parent fully informed on a reasonably prompt basis of any material developments, discussions or negotiations regarding, or changes to the material terms and conditions of, any such Acquisition Proposal, including providing to Parent promptly, and in no event later than 24 hours after receipt thereof, unredacted copies of any additional proposals, counterproposals, draft agreements and material written documents and correspondence exchanged between the Company or any of its Affiliates or its or their Representatives, on the one hand, and the Person or group or its Representatives making such Acquisition Proposal, on the other hand, in connection with such Acquisition Proposal.

(c)    Notwithstanding anything to the contrary set forth in this Section 4.3 or otherwise contained in this Agreement, if at any time prior to the Effective Time (i) the Company or any of its Affiliates or Representatives has received a bona fide Acquisition Proposal from any Person that did not result from a material breach of this Section 4.3, and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and, after consultation with the Company’s outside legal counsel, that the failure to take such action described in clause (A) or (B) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that (x) the Company shall promptly, and in no event later than 24 hours, provide to Parent any non-public information concerning the Company that is provided to any Person and which was not previously provided to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Prior to the Company first taking any of the actions described in clauses (A) or (B) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

(d)    Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in Section 4.3(a) by any Representative of the Company, that, if taken by the Company, would constitute a material breach of the restrictions set forth in Section 4.3(a), shall constitute a material breach by the Company of Section 4.3(a).

ARTICLE V

ADDITIONAL COVENANTS

5.1    Company Board Recommendation.

(a)    Subject to the terms of this Section 5.1, the Company Board shall recommend adoption of this Agreement by the Company Stockholders (such recommendation, the “Company Board Recommendation”).

(b)    Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i) withdraw, withhold or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw, withhold or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (ii) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, or submit to the vote of any securityholders of the Company, any Acquisition Proposal, or approve any transaction under, or any transaction resulting in any third party becoming an “interested stockholder” under, Section 203 of the DGCL, (iii) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company Stockholders or to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof, or (iv) resolve or agree to take any of the foregoing actions (each of clauses (i), (ii), (iii) and (iv) a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.

(c)    Notwithstanding the foregoing or anything to the contrary in this Agreement, at any time prior to the receipt of the Required Vote, the Company Board may (i) effect a Company Board Recommendation Change in response to a Superior Proposal or an Intervening Event or (ii) terminate this Agreement pursuant to Section 7.1(g) in response to a Superior Proposal; provided that (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) in the case of a Superior Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that the applicable Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 7.1(g) of its intent to take such action, specifying the reasons therefor (a “Notice of Intended Recommendation Change”) and in the case of any Notice of Intended Recommendation Change provided in connection with an Intervening Event, such Notice of Intended Recommendation Change contains a reasonably detailed description of such Intervening Event and in the case of any Notice of Intended Recommendation Change provided in connection with a Superior Proposal, such Notice of Intended Recommendation Change specifies the material terms and conditions of the related Superior Proposal, identifying the Person or group making such Superior Proposal and including a copy of the most current version of the agreement or proposal and all material related documentation with respect to such Superior Proposal, (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 7.1(g), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 7.1(g) and (E) taking into account any changes to the terms of this Agreement proposed by Parent in any binding proposal, the Company Board or any committee thereof has determined in good faith (1) after consultation with the Company’s outside counsel, with respect to the actions described in this Section 5.1(c), that it would continue to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law not to effect the Company Board Recommendation Change and (2) after consultation with the Company’s outside legal counsel and financial advisor, with respect to the actions described in this Section 5.1(c), that the Acquisition Proposal received by the Company continues to constitute a Superior Proposal, in each case, if such changes offered by Parent in such binding proposal were given effect; provided, further, that any purported termination of this Agreement pursuant to this Section 5.1(c) shall be void and of no force and effect unless such termination is in accordance with Section 7.1(g) and the Company pays to Parent the Termination Fee in accordance with Section 7.3(b) prior to or concurrently with such termination. Following delivery of a Notice of Intended Recommendation Change in response to a Superior Proposal, in the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Superior Proposal, the Company shall provide a new Notice of Intended Recommendation Change to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 7.1(g) following delivery of such new Notice of Intended Recommendation Change shall again be subject to clauses (D) and (E) of the immediately preceding sentence for a period of two (2) Business Days.

(d)    Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act in each case after commencement of a tender offer, and (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, in the case of each of clauses (i) and (ii), that no Company Board Recommendation Change may be made unless the Company shall have first complied with its obligations under Section  5.1(c).

5.2    Stockholder Approval; Preparing of Proxy Statement.

(a)    As soon as practicable after the date hereof (but in any event within fifteen (15) Business Days after the date hereof, unless otherwise agreed by the Company and Parent), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to a meeting of the Company’s stockholders for the purpose of voting on the adoption of this Agreement (the “Company Stockholder Meeting”). The Company Board shall make the Company Board Recommendation and shall include such Company Board Recommendation in the Proxy Statement; provided, however, that the Company Board may make a Company Board Recommendation Change pursuant to, and in accordance and compliance with, Section 5.1. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub regarding Parent or Merger Sub, for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC, whether written or oral, with respect to the Proxy Statement, including for amendments or supplements to the Proxy Statement, and shall provide Parent and Merger Sub with copies of all correspondence relating thereto between the Company and the SEC or the staff of the SEC. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments or after the SEC confirms that it will not review the Proxy Statement. The Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Shares, the Company shall provide Parent and Merger Sub a reasonable opportunity to review and to propose comments on such document, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(b)    Parent and Merger Sub shall promptly provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information specifically supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

(c)    The Company shall duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company Stockholders (and in any event the Company shall use reasonable best efforts to cause the meeting to be held no later than forty-five (45) calendar days following the date the Proxy Statement is disseminated to the Company’s stockholders). The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), adjourn or postpone the Company Stockholder Meeting; provided that the Company may, after consultation with Parent (Parent’s prior written consent will not be required), adjourn or postpone the Company Stockholder Meeting (i) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (ii) if the failure to adjourn or postpone the Company Stockholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Proxy Statement or (iii) to solicit additional proxies if the Company reasonably determines that it is advisable or necessary to do so in order to obtain the Required Vote, in each case for the minimum duration necessary to remedy the circumstances giving rise to such adjournment or postponement. Notwithstanding anything to the contrary herein (including any Company Board Recommendation Change), unless this Agreement has been terminated in accordance with its terms prior to the time of the Company Stockholder Meeting, the Company Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of obtaining the Company stockholder approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations.

(d)    If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries or their respective officers or directors should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other parties. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

5.3    Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective Representatives to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VI to be satisfied as promptly as practicable after the date of this Agreement; (ii) without limitation of Section 5.4, obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from any Governmental Bodies and make all necessary registrations, declarations and filings with any Governmental Bodies that are necessary to consummate the Merger; (iii) resist, contest, appeal and remove any

Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 5.4); and (iv) at the written request of Parent, obtain all necessary Consents from third parties under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) none of the Company, Parent or Merger Sub shall be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to or enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), divest any asset, provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability, in each case, that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Body other than pursuant to Section 5.4 which will be subject to the provisions of Section 5.4) and (ii) the Company shall not agree, prior to the Effective Time, to pay, after the Effective Time, any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to or enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), divest any asset, provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability to obtain any Consent of any Person (including any Governmental Body other than pursuant to Section 5.4 which will be subject to the provisions of Section 5.4) in excess of $50,000 individually, or $250,000 in the aggregate, without the prior consent of Parent.

5.4    Governmental Filings.

(a)    In connection with, and without limiting, the efforts and obligations of the parties under Section 5.3, each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) (A) as soon as practicable after the date of this Agreement (and in any event within thirty (30) days after the date of this Agreement), jointly make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby, and (B) as soon as practicable after CFIUS provides notification that the draft filing meets all requirements of 31 C.F.R. § 800.402, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a) and (ii) promptly determine whether any other filings are required to be made with, and whether any other Consents are required to be obtained from, any Governmental Bodies under any other applicable Law in connection with the transactions contemplated hereby, and if so, to prepare and file any such filings and to seek any such other Consents (the filings described in the foregoing clauses (i) and (ii) collectively, the “Regulatory Filings”).

(b)    In connection with, and without limiting, the efforts and obligations of the parties under Section 5.3 or this Section 5.4, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall (and each of Parent and Merger Sub shall cause their respective Affiliates and direct or indirect equityholders to) (i) cooperate and coordinate with the other in the making of the Regulatory Filings and in connection with resolving any investigation, request or other inquiry of any Governmental Body in connection with any Regulatory Filing, (ii) supply the other with any information (including documentary material) and reasonable assistance that may be required in order to make the Regulatory Filings, (iii) supply any additional or supplemental information or assistance that may be required or requested by any Governmental Body (including any member agencies of CFIUS) in connection with the Regulatory Filings, and in all cases within the amount of time allowed by such Governmental Body, and (iv) promptly inform the other of any communication from any Governmental Body regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Body relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party.

(c)    If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Body with respect to any Regulatory Filing, then such party shall (and each of Parent and Merger Sub shall cause their respective Affiliates and direct or indirect equityholders to) use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Body, the parties hereto agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Body relating to the transactions contemplated by this Agreement, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Body regarding the transactions contemplated by this Agreement, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by this Agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Body, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Body regarding the transactions contemplated by this Agreement, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Body relating to the transactions contemplated by this Agreement, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with any Governmental Body relating to the transactions contemplated by this Agreement with respect to all efforts to satisfy the conditions set forth in Sections 6.1(b) and 6.1(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to maintain attorney-client or other privilege.

(d)    Notwithstanding any provision of Section 5.3 or this Section 5.4, nothing in any other provision of Section 5.3 or Section 5.4 shall require Parent or Merger Sub or any of their Affiliates to agree to any term, take any action, or fail to take any action (in connection with obtaining any approvals, waivers, consents or clearances of a Governmental Body or otherwise) that (1) would reasonably be expected to have, individually or in the aggregate, a Parent Material Impact or (2) would reasonably be expected to have any adverse impact or adverse Effect upon any transaction, relationship or contemplated transaction of any nature between Parent, Merger Sub or any Affiliate of Parent or Merger Sub and Versum Materials, Inc. (NYSE: VSM) or any Affiliate of Versum Materials, Inc.

5.5    Directors’ and Officers’ Indemnification and Insurance.

(a)    The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors, officers and employees, and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation and bylaws or comparable organizational documents of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b)    During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Company and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s currently in force directors’ and officers’ liability insurance (“Current Company D&O Insurance”), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that in satisfying its obligations under this Section 5.5(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the annual amount paid by the Company for coverage during its current coverage period (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six (6) year “tail” prepaid policy on the Current Company D&O Insurance and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.5(b) for so long as such “tail” policy shall be maintained in full force and effect. Parent and Merger Sub shall cooperate with the Company to ensure that directors’ and officers’ liability insurance remains in effect with respect to the Indemnified Persons at all times prior to the Effective Time.

(c)    In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.5.

(d)    The obligations under this Section 5.5 shall survive the occurrence of the Effective Time, and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. It is expressly agreed that the Indemnified Persons shall be third party beneficiaries of this Section 5.5.

5.6    Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as may be reasonably necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement.

5.7    Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.8    Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or shall cause its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or any other applicable stock exchange on which Parent may be listed, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 5.8 shall not apply to any release or announcement made or proposed to be made by the Company with respect to or in connection with an Acquisition Proposal or the matters addressed in Section 5.1. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 5.8, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.8, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

5.9    Employee Matters.

(a)    Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Plans, as applicable, will occur as of the Effective Time. Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms all of the Company’s Plans that provide for severance and change in control obligations as in effect immediately prior to the Effective Time.

(b)    For a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) a base salary or wage rate, as applicable, and annual cash bonus opportunity that is not less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other employee benefits (including severance benefits, but excluding equity-based compensation and benefits provided pursuant to any defined benefit pension plans) that are, taken as a whole, substantially comparable in the aggregate to the other employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

(c)    To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans”) or any employee benefit plan or other compensation or severance arrangement of Parent is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time solely for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation to) ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and disability benefits to any Continuing Employee, all waiting periods, evidence of insurability requirements, physical examinations, pre-existing conditions limitations and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents, and to the extent practicable any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, subject to Parent’s receipt of such information within two months of the Closing Date.

(d)    To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, following the Closing, the Code Section 125 flexible spending plan maintained or to be established by Parent or one of its Affiliates (the “Parent 125 Plan”) shall credit each Continuing Employee’s flexible spending account with the balance recognized by the Company immediately prior to Closing. Each Continuing Employee eligible to participate in the Parent 125 Plan shall be permitted to continue his or her election in effect under the flexible spending account maintained by the Company for the remainder of the calendar year in which the Closing Date occurs, subject to the limitation on contributions contained in the related Company Plan, and Parent shall, or shall cause its Affiliates to, honor any such election, and the Parent 125 Plan shall honor any claims incurred by a Continuing Employee during such calendar year that would otherwise be an eligible expense under the related Company Benefit Plan, whether or not such expense was incurred before, on or after the Closing Date.

(e)    Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements of this Section 5.9, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time. The provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section  5.9 shall create such rights in any such Persons.

5.10    Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

5.11    Notification of Certain Matters. During the Interim Period, each of the Company and Parent shall promptly notify the other Party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of the other party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. The failure to deliver any notice pursuant to this Section 5.11 shall not affect any of the conditions to the Merger or give rise to any right to terminate this Agreement pursuant to Article VII. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 5.11.

5.12    Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such Legal Proceeding. Subject to execution of a customary joint defense agreement, and except if the Company Board has made a Company Board Recommendation Change, the Company shall give Parent the opportunity to participate in and consult with the Company regarding the defense or settlement of any such stockholder litigation (at Parent’s expense), and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1    Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time of each of the following conditions:

(a)    Requisite Stockholder Approval. This Agreement shall have been adopted by the Company Stockholders by the Required Vote.

(b)    Government Approvals. The CFIUS Approval shall have been obtained.

(c)    No Legal Prohibition. No Governmental Body of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger (collectively, a “Restraint”).

6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Each of (i) the representations and warranties of the Company set forth in Sections 2.1 (Organization and Qualification), 2.2 (Corporate Power; Enforceability), 2.4(a) (Capitalization) and 2.22 (State Takeover Statutes Inapplicable) shall be true and correct other than de minimis inaccuracies both at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date) and (ii) the other representations and warranties made by the Company in this Agreement (without giving effect to any qualification as to “materiality,” “Material Adverse Effect,” “Material Impact” or similar qualifiers set forth therein; provided, however, that the foregoing clause shall not apply to the term “Material Contract” or the representations set forth in Section 2.7(a) of the Agreement) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct as of such date would not have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so shall have been cured.

(c)    Since the date of this Agreement, there shall not have occurred and be continuing any Effect that has had or would reasonably be expected to have a Material Adverse Effect.

(d)    Merger Sub shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a), (b) and (c) of this Section 6.2 have been satisfied.

6.3    Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any qualification as to “materiality” or similar qualifiers set forth therein) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct as of such date would not, individually or in the aggregate, prevent the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b)    Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so has been cured.

(c)    The Company shall have received a certificate of Merger Sub, executed by an executive officer of Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Required Vote (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written agreement of Parent and the Company; or

(b)    by either Parent or the Company if the Merger has not been consummated on or before May 6, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose material breach of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated by such time (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(c)    by either Parent or the Company if there exists any Restraint which has become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied with its obligations under Section 5.3 to have such Restraint vacated, lifted, reversed or overturned; provided further, however, that the right to terminate under this Section 7.1(c) shall not be available to any party whose material breach of its obligations hereunder has been a principal cause of or resulted in such Restraint (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(d)    by either Parent or the Company if the Company shall have failed to obtain the Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken; or

(e)    by the Company, in the event that Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements under this Agreement, or any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have been or become inaccurate, in either case such that the conditions to the Merger set forth in Section 6.3(a) or Section 6.3(b) would fail to be satisfied, and such breach, failure to perform or inaccuracy is not capable of being cured or is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy and of the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e); provided, in each case, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in breach of or has failed to perform any of its representations, warranties, covenants or agreements hereunder such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 7.1(f); or

(f)    by Parent, in the event that the Company shall have breached or failed to perform any of its covenants or agreements under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, in either case such that the conditions to the Merger set forth in Section 6.2(a) or Section 6.2(b) would fail to be satisfied, and such breach, failure to perform or inaccuracy is not capable of being cured or is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy and of Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f); provided, in each case, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in breach of or has failed to perform any of its representations, warranties, covenants or agreements hereunder such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 7.1(e); or

(g)    by the Company, at any time prior to the receipt of the Required Vote, in the event that (i) the Company shall have received a Superior Proposal, (ii) the Company Board shall have determined to terminate this Agreement or effected or resolved to effect a Company Board Recommendation Change in accordance with the terms set forth in Section 5.1(c), (iii) the Company enters into, concurrently with the termination of this Agreement, a definitive written agreement providing for the consummation of a Superior Proposal and (iv) the Company pays Parent the Termination Fee to Parent pursuant to Section 7.3(b)(ii); or

(h)    by Parent, in the event that (i) a Company Board Recommendation Change shall have occurred, (ii) a tender or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company shall have been commenced by a Person who is not an Affiliate or Representative of Parent and the Company shall not have publicly announced, within ten (10) Business Days after the commencement of such tender or exchange offer, that the Company recommends rejection of such tender or exchange offer, (iii) the Company enters into a definitive written agreement providing for the consummation of a Superior Proposal, (iv) the Company Board or any committee thereof shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after the receipt of a written request to do so from Parent following an Acquisition Proposal that has been publicly announced or that has become publicly known (provided, that Parent may only make such request once with respect to any Acquisition Proposal (provided, further, that each time an Acquisition Proposal is amended or modified, Parent shall be entitled to make a new request)) or (v) the Company shall have committed a willful and material breach of its obligations under Section 5.1 or a knowing, willful and material breach of its obligations under Section 4.3, which breach, if capable of being cured, has not been cured within five days after Parent has given written notice to the Company of such breach.

7.2    Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable specifying the provision or provisions pursuant to which such termination is being effected; provided, however, that any purported termination of this Agreement by the Company pursuant to Section 7.1(g) shall be effective solely upon payment by the Company to Parent of the full amount due pursuant to Section 7.3(b). In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) this Section 7.2, Section 7.3 and Article VIII and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that, except as set forth in Section 7.3(d), nothing herein shall relieve any party or parties hereto from any liability or damages resulting from any willful and material breach of this Agreement that occurs prior to such termination (a “Willful and Material Breach”) (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders, it being acknowledged that the Company Stockholders shall not have the right to assert directly any claim against Parent or Merger Sub or otherwise enforce this Agreement).

7.3    Fees and Expenses.

(a)    General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b)    Termination Fee. The Company shall pay to Parent an amount equal to $2,338,109 in cash (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent:

(i)    within two (2) Business Days after written demand by Parent, in the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following such termination of this Agreement, either (X) the Company enters into a definitive agreement with the Person making such Competing Acquisition Transaction and such Competing Acquisition Transaction is later consummated or (Y) the Person making such Competing Acquisition Transaction consummates a Competing Acquisition Transaction; provided that for purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than fifteen percent (15%)” shall be deemed to be references to “more than fifty percent (50%)”;

(ii)    in the event that this Agreement is terminated by the Company pursuant to Section 7.1(g), as a condition to the effectiveness of such termination; or

(iii)    in the event that this Agreement is terminated by Parent pursuant to Section 7.1(h), within two (2) Business Days after written demand by Parent following such termination.

(c)    Single Payment Only. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    Termination Fee as Liquidated Damages. The parties acknowledge that the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. The payments made pursuant to Section 7.3(b) shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to Section 7.3(b) and, in the event that Parent receives the total amount payable under Section 7.3(b), the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or Representatives in connection with this Agreement and the transactions contemplated hereby (and the termination thereof or any matter forming the basis for such termination), including the Merger, and in such case none of Parent, Merger Sub or any of their respective Affiliates or Representatives shall be entitled to bring or maintain any Legal Proceeding or make any claim against the Company or any of its Affiliates or Representatives arising out of or relating to this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, that in the event that a Termination Fee becomes due and is paid pursuant to Section 7.3(b), Parent shall have the right to refund the Termination Fee to the Company in its entirety within ten Business Days after the payment of the Termination Fee by the Company and, if Parent does so refund the Termination Fee in its entirety to the Company within such ten Business Day period, the Company shall not be relieved or released from any liabilities or damages arising out of any Willful and Material Breach by the Company and Parent and Merger Sub shall be entitled to all remedies in respect thereof which are available pursuant to this Agreement in accordance with Section 7.2. If Parent fails to refund the Termination Fee in accordance with the proviso set forth in the previous sentence, Parent and Merger Sub shall be deemed to have irrevocably waived any and all rights and remedies other than receipt of the Termination Fee and the Company and its Affiliates and Representatives shall have no further liability to Parent or Merger Sub arising out of or relating to this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination of this Agreement. For the avoidance of doubt, under no circumstances shall Parent or Merger Sub be permitted or entitled to pursue or receive both the Termination Fee under Section 7.3(b) and damages in respect of a Willful and Material Breach.

(e)    Consequences of Non-Payment. If the Company fails to promptly pay the amount due pursuant to Section 7.3(b) and, in order to obtain such payment, Parent commences a suit that results in a final and non-appealable judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) in connection with such suit, together with interest on the Termination Fee at a rate per annum equal to the prime lending rate prevailing as published in The Wall Street Journal for the period from the date such payment was initially due to the actual date of payment; provided, however, that if the Company is the prevailing party in such suit, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) in connection with such suit.

7.4    Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time prior to the Effective Time; provided that in the event that this Agreement has been adopted by the Company Stockholders in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval or adoption of such Company Stockholders under the DGCL without such approval or adoption. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

7.5    Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms until fully performed.

8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) if by email, upon receipt of a written or electronic confirmation of delivery by, or on behalf of, the other party or parties, in each case to the intended recipient as set forth below:

(i) if to Parent or Merger Sub, to:

c/o Merck KGaA
Frankfurter Str. 250
64293 Darmstadt
Germany
Attention:	Friederike Rotsch, Group General Counsel
Email:	friederike.rotsch@merckgroup.com

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
53 State Street
Boston, Massachusetts 02109
Attention:	David Martland
Brian Krob
Email:	dmartland@nixonpeabody.com
bekrob@nixonpeabody.com

if to the Company, to:

Intermolecular, Inc.
3011 North First Street
San Jose, CA 95134
Attention:	Chris Kramer
Bill Roeschlein
Email:	chris.kramer@intermolecular.com
bill.roeschlein@intermolecular.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:	Tad Freese
Chad Rolston
Email:	tad.freese@lw.com
chad.rolston@lw.com

8.3    Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

8.4    Assignment. No party may assign (by merger, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that Parent may assign its rights and delegate its obligations hereunder to an Affiliate of Parent that is organized or incorporated under the Laws of any State of the United States provided that (a) Parent is responsible for any withholding Taxes under Section 1.8(e) incurred as a result of such assignment and (b) such assignment shall not relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

8.5    Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 5.5, (b) the right of the Company, subject to Section 7.2, to pursue damages (including to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders, it being acknowledged that the Company Stockholders shall not have the right to assert directly any claim against Parent or Merger Sub or otherwise enforce this Agreement), and (c) from and after the Effective Time, the rights of the Company Stockholders and the holders of other Company Securities to receive the consideration as provided in Article I.

8.6    Governing Law. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.7    Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

8.8    Remedies.

(a)    Except as otherwise provided herein, including Section 7.3(d), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)    The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

8.9    Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the Federal Courts of the United States of America, the Federal Court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof (the “Chosen Courts”)) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8.10    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT

HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.11    Disclosure Schedule References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent from such disclosure.

8.12    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE IX

DEFINITIONS & INTERPRETATIONS

9.1    Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such Acceptable Confidentiality Agreement need not contain a “standstill” or similar provision).

“Acquisition Proposal” means any offer or proposal or indication of interest in making a proposal or offer (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (i) any direct or indirect acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than fifteen percent (15%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than fifteen percent (15%) of the outstanding voting securities of the Company; (ii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, reorganization or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), would hold Company Shares, directly or indirectly, representing more than fifteen percent (15%) of the outstanding voting securities of the Company or voting power of the surviving entity after giving effect to the consummation of such transaction; or (iii) any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license, or other acquisition of more than fifteen percent (15%) of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Business Day” means any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of San Francisco, California or New York, New York or the City of Darmstadt, Germany.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor body, and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (i) Parent and the Company shall have received written notice from CFIUS stating that: (A) CFIUS has concluded that the transactions contemplated by this Agreement are not a “covered transaction” and not subject to review under applicable Laws; or (B) the review of the transactions contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and the Company, (A) the period under the Defense Production Act of 1950 during which the President may announce the President’s decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Intellectual Property Rights” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

“Company Options” means any options to purchase Company Shares outstanding under the Company Stock Plans.

“Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Restricted Shares” means any Company Shares awarded or purchased under any Company Stock Plans that are subject to a risk of forfeiture or right of repurchase in favor of the Company, in each case, as of immediately before the Effective Time and before any accelerated vesting provided by this Agreement.

“Company RSU Award” means any award of restricted stock units or performance stock units outstanding under the Company Stock Plans.

“Company Stock Plans” means the Company’s 2004 Equity Incentive Plan and 2011 Incentive Award Plan, in each case, as amended from time to time.

“Company Stockholders” means holders of Company Shares in their capacity as such.

“Consent” means any approval, consent, license, ratification, permission, waiver, order or authorization (including any Governmental Authorization).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 7, 2017, by and between Merck KGaA, Darmstadt, Germany and the Company.

“Continuing Employees” means all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

“Contract” means any contract, subcontract, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Controls” means, sole ownership, right, title and interest in and to Company Registered Intellectual Property Rights.

“Effect” means any change, effect, development, condition, event or occurrence.

“Environmental Law” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, hazardous substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, is a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authorization” means franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals of any Governmental Body.

“Governmental Body” means (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any quasi-governmental non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign or department or branch of any of the foregoing.

“Hazardous Substance” means any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a

“contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, distillates, heavy metals, radioactive materials or wastes, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Intellectual Property Rights” means (i) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) United States and foreign copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) United States and foreign mask work rights and registrations and applications for registration thereof, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore, (vi) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (vii) URL and domain name registrations, and (viii) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Intervening Event” means an Effect that was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable as of the date of this Agreement; provided, however, that in no event shall any event resulting from or relating to any of the following give rise to an Intervening Event: (i) any Acquisition Proposal, (ii) a change in the trading price of Company Shares, in and of itself (however, the underlying reasons for such changes may constitute an Effect), (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Effect), (iv) changes in GAAP, other applicable accounting rules or applicable law, (v) changes in the industry in which the Company or any of its Subsidiaries operates, (vi) changes in the general economic or business conditions in the U.S. or other jurisdictions in which the Company or its Subsidiaries have operations, (vii) compliance with or performance under this Agreement or the transactions contemplated hereby, or (viii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated by this Agreement (or the public announcement of any discussions among the parties related thereto).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“IT Assets” means computers, software, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, in each case used by the Company or its Subsidiaries.

“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of any of the individuals listed on Section 9.1(a) of the Disclosure Schedule, after due inquiry.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any (i) civil, criminal or administrative actions, investigations, inquiries, subpoenas, or (ii) litigations, arbitrations or other proceedings, in each of (i) and (ii), before any Governmental Body.

“Liabilities” means any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, or other restriction of similar nature (including any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur:

(i)    general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)    conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)    conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv)    political conditions (or changes in such conditions) in the United States (including any shutdown of the United States Federal Government) or any other country or region in the world, or acts of war (whether or not declared), sabotage, military action, terrorism or cyberterrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage, military action, terrorism or cyberterrorism) in the United States or any other country or region in the world;

(v)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)    changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii)    the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or the effect of any fact or circumstance relating to, Parent or any of its or their Affiliates, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, in each case of subclauses (A) through

(D), to the extent resulting from such announcement or pendency (except that this clause (vii) shall not apply with respect to any of the representations and warranties contained in Section 2.3 to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby);

(viii)    any actions taken or failure to take action, in each case, by the Company or its Subsidiaries at Parent’s written request or otherwise as required in order to comply with this Agreement;

(ix)    changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

(x)    any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such Effect resulting from the condition or situation described in any of clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies or entities that operate in any of the industries in which the Company and its Subsidiaries operate that is affected by such condition or situation (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Impact” means (i) any Material Adverse Effect; or (ii) any other Effect that, individually or in the aggregate, has created, imposed or caused, or would reasonably be expected to create or impose or cause, the Company or its Subsidiaries to incur any individual or collective Liability or obligation in excess of One Million Dollars ($1,000,000); provided, however, that no Effects resulting or arising from the matters listed in clauses (i) through (x) of the definition of Material Adverse Effect shall constitute a Material Impact, except to the extent any such Effect resulting from the condition or situation described in any of clauses (i) through (vi) of the definition of Material Adverse Effect has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies or entities that operate in any of the industries in which the Company and its Subsidiaries operate that is affected by such condition or situation (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Impact has occurred).

“NASDAQ” means The NASDAQ Global Select Market.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Body (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent Material Impact” means (i) any Effect that, individually or in the aggregate, has or would reasonably be expected to (A) reduce the reasonably expected benefits to Parent and its Subsidiaries of completing the Merger by Five Hundred Thousand Dollars ($500,000) or more, or (B) have an adverse effect on the business, financial condition, assets or results of operations of Parent and its Subsidiaries, taken as a whole, by Five Hundred Thousand Dollars ($500,000) or more, or (ii) any other Effect that, individually or in the aggregate, has created, imposed or caused, or would reasonably be expected to create or impose or cause, Parent or its Subsidiaries to incur any individual or collective Liability or obligation in excess of Five Hundred Thousand Dollars ($500,000).

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and which have been reserved against in the Company Financial Statements to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings and which have been reserved against in the Company Financial Statements to the extent required by GAAP; (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Bodies, in each case that do not materially and adversely impact the current use of the affected property; (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018; (v) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company and its Subsidiaries, taken as a whole; (vi) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or its Subsidiaries in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 4.2); (vii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (viii) leases or licenses of personal property or Intellectual Property Rights; and (ix) Liens described in Section 9.1(b) of the Disclosure Schedule.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Body.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual).

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are registered, recorded, filed or issued under the authority of any Governmental Body in any jurisdiction.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the target of a comprehensive embargo under Sanctions Laws.

“Sanctioned Person” means any Person that is the target of sanctions under Sanctions Laws or Export Control Laws, including: (a) any Person listed on sanctioned party lists issued by the United States, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any Person organized, resident or located in a Sanctioned Country.

“Sanctions Laws” means Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party or group that is not solicited in violation of Section 4.3 and that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (after giving effect to all changes to this Agreement proposed by Parent pursuant to Section 5.1(c)) and is reasonably capable of being completed within 12 months of the date of such bona fide written Acquisition Proposal on the terms proposed, taking into account all terms and conditions of such Acquisition Proposal (including all legal, regulatory, financial, timing and other aspects of such offer); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than fifty percent (50%)”.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, escheat, unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever imposed by any Governmental Body, including any interest, penalty or addition to tax imposed by any Governmental Body.

“Tax Return” means any report, return, information return, claim for refund, or statement required to be filed with any Governmental Body relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

9.2    Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Anti-Corruption Laws	2.17
Canceled Company Shares	1.7(a)(ii)
Capitalization Date	2.4(a)
Certificate of Merger	1.2
Certificates	1.8(c)
Chosen Courts	8.9
Closing	1.3
Closing Date	1.3
COBRA	2.15(d)
Company	Preamble
Company Balance Sheet Date	2.6
Company Board Recommendation	5.1(a)
Company Board Recommendation Change	5.1(b)
Company Financial Advisors	2.19
Company Financial Statements	2.5(b)
Company Plans	5.9(c)
Company SEC Reports	2.5(a)
Company Securities	2.4(a)
Company Share	Recitals
Company Shares	Recitals
Company Stockholder Meeting	5.2(a)
Competing Acquisition Transaction	7.3(b)
Current Company D&O Insurance	5.5(b)
Customs Laws	2.24(d)
DGCL	Recitals
Disclosure Schedule	Article II
Dissenting Company Shares	1.7(b)(i)
Effective Time	1.2
Enforceability Exceptions	2.2(a)
Environmental Authorizations	2.11
Exchange Fund	1.8(b)
Exon-Florio	2.3
Export Control Laws	2.24(a)
Indemnified Persons	5.5(a)
Interim Period	4.1
Joint Notice	2.3
Material Contract	2.14(a)
Maximum Annual Premium	5.5(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
New Plans	5.9(c)
NOLs	2.10(j)
Notice of Intended Recommendation Change	5.1(c)
Old Plans	5.10(c)
Option Consideration	1.7(c)
Parent	Preamble

Term	Section Reference
Parent 125 Plan	5.9(d)
Payment Agent	1.8(a)
Plans	2.15(a)
Proxy Statement	5.2(a)
Real Property Leases	2.12(b)
Regulatory Filings	5.4(a)
Representatives	4.3(a)
Required Vote	2.21
Restraint	6.1(c)
RSU Consideration	1.7(d)
Surviving Corporation	1.1
Termination Date	7.1(b)
Termination Fee	7.3(b)
Trade Control Laws	2.24(b)
Support Agreement	Recitals
Uncertificated Shares	1.8(c)
Willful and Material Breach	7.2

9.3    Certain Interpretations.

(a)    Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)    The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e)    Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f)    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g)    References to “$” and “dollars” are to the currency of the United States of America.

(h)    Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Material Adverse Effect” or a “Material Impact” under this Agreement.

(i)    When used herein, the word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(j)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k)    Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(l)    The parties hereto agree that they have participated jointly in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

EMD GROUP HOLDING II, INC.,

By:	/s/ Luiz Vieira
Name:	Luiz Vieira
Title:	President

EMD PERFORMANCE MATERIALS SEMICONDUCTOR SERVICES CORP.

By:	/s/ Luiz Vieira
Name:	Luiz Vieira
Title:	President

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

INTERMOLECULAR, INC.

By:	/s/ Chris Kramer
Name:	Chris Kramer
Title:	President & Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)